Exhibit 99.1

Vocera Reports Fourth Quarter and Full-Year 2012 Results

•	Revenue for the fourth quarter of $27.0 million increased 24% YOY and full year 2012 revenue of $101.0 million increased 27% YOY

•	Non-GAAP earnings per share was $0.10 in the fourth quarter and $0.38 for the full year 2012

•	GAAP earnings per share was $0.03 in the fourth quarter and $0.08 for the full year 2012

•

Non-GAAP Adjusted EBITDA was $3.2 million in the fourth quarter of 2012, compared to $1.2 million in the fourth quarter of 2011 and $11.9 million for the full year of 2012, compared to $3.0 million in 2011

•	Introduces 2013 Guidance and increases profitability target

•	Signs four new national account contracts

•	Announces CEO succession plans

SAN JOSE, Calif., February 27, 2013 — Vocera Communications, Inc. (NYSE: VCRA), a provider of mobile communication solutions focused on addressing critical communication challenges facing hospitals, today announced results for its fourth quarter and full year ended December 31, 2012.

Revenue for the quarter was $27.0 million, an increase of 24% compared to $21.7 million in the fourth quarter of 2011. For the fourth quarter of 2012, GAAP net income was $0.8 million, or $0.03 per diluted share, compared to a net loss of $0.2 million, or $(0.07) per diluted share, in the fourth quarter of 2011. Non-GAAP net income was $2.6 million for the fourth quarter of 2012, or $0.10 per diluted share, which compares to non-GAAP net income of $0.6 million or $0.03 per diluted share, for the fourth quarter of 2011. A reconciliation of GAAP to non-GAAP financial measures is provided in the schedules included below.

Revenue for the full year 2012 was $101.0 million, an increase of 27% compared to $79.5 million in 2011. For full year 2012, GAAP net income was $2.9 million, or $0.08 per diluted share, compared to a net loss of $2.5 million, or $(0.74) per diluted share, in 2011. Non-GAAP net income was $9.6 million for 2012, or $0.38 per diluted share, which compares to non-GAAP net income of $1.4 million or $0.08 per diluted share, for 2011. A reconciliation of GAAP to non-GAAP financial measures is provided in the schedules included below.

“We are very pleased with our fourth quarter results and our financial performance during our first year as a public company. We made good progress across all five of our growth strategies and believe we are well positioned for 2013 and beyond. In addition, our profitability continued to expand during 2012 and we are increasing our long-term profitability target. Contract wins with key healthcare national accounts, as well as in our Mobility business towards the end of the year, are also quite exciting,” commented Bob Zollars, Vocera Chairman and Chief Executive Officer.

Fourth Quarter 2012 Results

•	Total revenue in the fourth quarter of 2012 of $27.0 million was comprised of $17.4 million of product revenue and $9.6 million of service revenue.

•

Product revenue increased 27% compared to the fourth quarter of 2011 and was driven by continued strength in our Voice Communication solution, including sales of our B3000 badge and server software. Product revenue in the fourth quarter of 2012 was comprised of $4.5 million from software sales and $12.9 million of device sales. GAAP product gross margin of 68.9% in the quarter increased 910 basis points compared to the year ago period. Non-GAAP product gross margin of 69.8% in the quarter increased 920 basis points compared to the year ago period.

•

Service revenue increased 20% compared to the fourth quarter of 2011 and was driven by new customer deployments and expanded implementations at existing customers. Service revenue in the fourth quarter of 2012 was comprised of $7.1 million of software maintenance and $2.5 million of professional services. GAAP services gross margin of 59.0% in the quarter increased 220 basis points compared to the year ago period. Non-GAAP services gross margin of 60.0% in the quarter increased 320 basis points compared to the year ago period.

•

Non-GAAP net income was $2.6 million for the fourth quarter of 2012, or $0.10 per diluted share, which excludes $1.56 million in stock compensation expense, and $218,000 in amortization of acquired intangibles. This compares to non-GAAP net income of $0.6 million, or $0.03 per diluted share, for the fourth quarter of 2011, which excludes $435,000 in stock compensation expense, $251,000 in amortization of acquired intangibles and $102,000 of stock warrant revaluation.

•

Non-GAAP Adjusted EBITDA was $3.2 million in the fourth quarter of 2012, compared to $1.2 million in the fourth quarter of 2011. Non-GAAP Adjusted EBITDA margins in the fourth quarter of 2012 were 11.8% compared to 5.4% in the fourth quarter of 2011.

•	As of December 31, 2012, the company had cash and short term investments of $127.5 million and no debt.

New National Accounts

•

In the fourth quarter, the company signed national contracts with four major health systems that collectively operate 228 acute care hospitals with over 48,000 beds and over 300,000 employees. Vocera is deployed in only 39 of these facilities and estimates that our overall user penetration across these chains is currently under 10%.

Long-term Profitability Targets

•

The company is increasing its Non-GAAP long term profitability targets. The company now expects gross margins to approach 70% from the prior target of 65%. Pre-tax operating margin targets have been increased to 23% from 20%. Non-GAAP Adjusted EBITDA margin targets have been increased to 25% from 22%.

Organizational Update

•

Effective June 1, 2013, Bob Zollars will move to the role of Executive Chairman of the Board of Directors and Brent Lang will assume the role of President and Chief Executive Officer. Vocera’s Board of Directors approved this transition at its February 21, 2013 meeting. Brent, who is now in his twelfth year with the company, has served as Vocera’s President and Chief Operating Officer since October 2007, during which time he has undertaken increasing levels of responsibility. “The time is right to consolidate all of the company’s operating responsibilities under Brent and I am extremely confident in his abilities to lead Vocera to the next level. This will also free me up to focus on those strategic initiatives which can have a meaningful and positive impact on our company. I look forward to continuing to work closely with Brent, Bill Zerella and the rest of our team to deliver on the large market opportunity in front of us.”

2013 Guidance

For the full year 2013, we are introducing revenue guidance of between $120 million and $130 million. We expect GAAP earnings per share between a loss of $0.10 and a profit of $0.09, non-GAAP earnings per share between $0.33 and $0.51, and non-GAAP Adjusted EBITDA between $12 million and $17 million. Our full year 2013 non-GAAP guidance excludes estimated stock compensation expense of $10.5 million to $11.0 million and estimated amortization of intangibles of approximately $0.7 million. Non-GAAP earnings per share guidance is based on a fully diluted share count of 27.3 million shares for the full year 2013 and expected income tax of $0.8 million.

For the first quarter of 2013, Vocera expects revenues between $23 million and $25 million, GAAP loss per share between $0.08 and $0.13, non-GAAP earnings between a loss of $1.2 million and breakeven, non-GAAP earnings per share between a loss of $0.05 and $0.00, and non-GAAP Adjusted EBITDA between a loss of $0.7 million and earnings of $0.5 million. Our first quarter 2013 non-GAAP guidance excludes stock compensation expense of $1.7 million and amortization of intangibles of $0.2 million. Non-GAAP earnings per share guidance is based on a fully diluted share count of 24.4 million shares for the first quarter 2013. Income tax for the first quarter of 2013 is expected to be immaterial.

Conference Call Information

The Company will conduct a conference call at 2:00 p.m. (Pacific), or 5:00 p.m. (Eastern), today, February 27, 2013. To participate in the Company’s live conference call, please dial 800-320-2978 or for international callers please dial 617-614-4923. The conference passcode is 72632406. You may also participate in the live webcast by visiting the Investors section of the Company’s web site at www.vocera.com. A replay will be available from Wednesday, February 27th through Wednesday, March 6th at 888-286-8010 or 617-801-6888 for international callers, by using the access code 50245619. A webcast replay will also be archived on the Company’s website.

About Vocera Communications

Vocera provides mobile communication solutions addressing critical communication challenges facing hospitals today. We help our customers improve patient safety and satisfaction, and increase hospital efficiency and productivity through our Voice Communication, Secure Messaging and Care Transition solutions. Exclusively endorsed by the American Hospital Association, the Vocera solutions are installed in more than 800 hospitals and healthcare facilities worldwide. The company is headquartered in San Jose, Calif., with offices in Tennessee, Canada and the United Kingdom. For more information, visit www.vocera.com.

Vocera and the Vocera logo are registered trademarks of Vocera Communications, Inc. All other product, trademark, company or service names mentioned in this press release are the property of their respective owners.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the U.S. federal securities laws, including statements regarding future events such as our expected operating results for the full year, as well as the performance of our Voice Communication solution, the successful execution of our business opportunities and the future financial performance of our company. These forward-looking statements are based on limited information currently available to Vocera and our management’s expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those in any forward-looking statement due to various factors, including but not limited to our ability to maintain profitability; the demand for our Voice Communication solution in the healthcare market; our lengthy and unpredictable sales cycle; our ability to offer high-quality services and support for our solutions, to acquire the sole and limited source hardware and software components of our solutions, to obtain the required capacity and product quality from our contract manufacturer, to develop and introduce new solutions and features to existing solutions and to manage our growth; and the other factors described in Vocera’s final prospectus for its public offering filed with the Securities and Exchange Commission (“SEC”) on September 7, 2012 and Vocera’s other filings with the SEC. Vocera’s SEC filings are available on the Investors section of our company’s web site at www.vocera.com. The financial and other information contained in this press release should be read in conjunction with the financial statements and notes thereto included in Vocera’s filings with the SEC. Vocera’s operating results for the fourth quarter and year ended December 31, 2012 are not necessarily indicative of Vocera’s operating results for any future periods. This press release speaks only as of its date. Vocera assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual events or results could differ materially from those anticipated in forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Our management evaluates our company’s results and makes operating decisions using various GAAP and non-GAAP measures. In addition to Vocera’s GAAP results, we also consider non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, and non-GAAP earnings per diluted share. We also present Adjusted EBITDA, a non-GAAP measure that we reconcile to net income. These non-GAAP measures should not be considered as a substitute to gross margin, operating expenses, net income, earnings per diluted share, or any other financial measure derived in accordance with GAAP. We present the non-GAAP measures because we consider them to be important supplemental information for our investors for analyzing Vocera’s performance, core operating results and trends. Investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures included with this press release.

Our non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, and non-GAAP earnings per diluted share as well as Adjusted EBITDA are exclusive of certain items to facilitate management’s review of the comparability of Vocera’s core operating results on a period to period basis because such items are not related to Vocera’s ongoing core operating results as viewed by management. We define our “core operating results” as those revenues recorded in a particular period and the expenses incurred within that period that directly drive operating income in that period. Management uses these non-GAAP financial measures in making operating decisions because, in addition to meaningful supplemental information regarding operating performance, the measures give us a better understanding of how we should invest in research and development, fund infrastructure growth and evaluate the effectiveness of marketing strategies. In calculating the above non-GAAP results, management specifically adjusted for the following excluded items:

a) Stock-based compensation expense impact. We recognize equity plan-related compensation expenses, which represent the fair value of all share-based payments to employees, including grants of employee stock options as non-GAAP adjustments in each period.

b) Amortization of acquired intangibles. We acquired certain companies in 2010 and booked intangible assets related to these acquisitions. The amortization of these acquisition related costs is excluded from non-GAAP net income because it is not related to ongoing controllable management decisions and because it is non-cash in nature.

c) Stock warrant revaluation expenses. This is a non-cash expense as a result of preferred warrants outstanding that have to be revalued each quarter. We believe the comparisons of ongoing operations should exclude effects of such revaluations.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of Vocera’s control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

We believe that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding Vocera’s financial performance by excluding the impact of items which may obscure trends in the core operating results of the business;

2) These non-GAAP financial measures facilitate comparisons to the operating results of other companies commonly compared to Vocera, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of our performance; and

3) These non-GAAP financial measures are employed by Vocera’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting.

Set forth below are additional reasons why share-based compensation expense is excluded from our non-GAAP financial measures:

i) While share-based compensation constitutes an ongoing and recurring expense of Vocera, it is not an expense that requires cash settlement by Vocera. We therefore exclude these charges for purposes of evaluating core operating results. Thus, our non-GAAP measurements are presented exclusive of stock-based compensation expense to assist management and investors in evaluating our core operating results.

ii) We present share-based payment compensation expense in our reconciliation of non-GAAP financial measures on a pre-tax basis because the exact tax differences related to the timing and deductibility of share-based compensation are dependent upon the trading price of Vocera’s common stock and the timing and exercise by employees of their stock options. As a result of these timing and market uncertainties the tax effect related to share-based compensation expense would be inconsistent in amount and frequency and is therefore excluded from our non-GAAP results.

As stated above, we present non-GAAP financial measures because we consider them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Vocera’s GAAP results. In the future, we expect to incur expenses similar to certain of the non-GAAP adjustments described above and expect to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

•

Vocera’s stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in Vocera’s GAAP results for the foreseeable future; and

•	Other companies may calculate non-GAAP financial measures differently than Vocera, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between Vocera’s non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in Vocera’s SEC filings.

Contact:

Bob East

Westwicke Partners

443-213-0502

bob.east@westwicke.com

Vocera Communications, Inc.

Consolidated statements of operations

(Unaudited)

	Three months ended December 31		Fiscal year ended December 31
(in thousands, except per share amounts)	2012	2011	2012	2011
Revenue
Product	$17,385	$13,674	$65,028	$50,322
Service	9,607	8,032	35,929	29,181

Total revenue	26,992	21,706	100,957	79,503

Cost of revenue
Product	5,413	5,497	21,551	17,465
Service	3,936	3,473	15,070	14,042

Total cost of revenue	9,349	8,970	36,621	31,507

Gross profit	17,643	12,736	64,336	47,996

Operating expenses
Research and development	3,370	2,365	11,618	9,335
Sales and marketing	9,368	7,434	33,432	28,151
General and administrative	3,941	3,038	14,390	11,316

Total operating expenses	16,679	12,837	59,440	48,802

Income (loss) from operations	964	(101)	4,896	(806)
Interest income	85	4	171	17
Interest expense and other finance charges	(10)	(98)	(84)	(332)
Other (expense) income, net	(21)	12	(1,463)	(1,073)

Income (loss) before income taxes	1,018	(183)	3,520	(2,194)
Provision for income taxes	(207)	(54)	(627)	(285)

Net income (loss)	$811	$(237)	$2,893	$(2,479)

Net income (loss) per common share—basic and diluted	$0.03	$(0.07)	$0.08	$(0.74)

Weighted average common shares—outstanding basic	23,951	3,620	17,979	3,370

Weighted average common shares—outstanding diluted	26,136	3,620	20,608	3,370

Vocera Communications, Inc.

Consolidated balance sheets

(Unaudited)

	As of
	December 31,	December 31,
(in thousands, except share amounts)	2012	2011
Assets
Current assets
Cash and cash equivalents	$92,521	$14,898
Short term investments	34,989	—
Accounts receivable, net	21,697	15,782
Other receivables	550	865
Inventories	2,772	3,363
Restricted cash	304	303
Prepaid expenses and other current assets	2,504	2,851

Total current assets	155,337	38,062
Property and equipment, net	3,631	2,701
Other long-term assets	495	339
Intangible assets, net	2,267	3,141
Goodwill	5,575	5,575

Total assets	$167,305	$49,818

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,854	$4,087
Product warranty	297	983
Accrued payroll and other accruals	11,457	10,143
Deferred revenue, current	22,451	18,220
Borrowings, current	—	6,500

Total current liabilities	37,059	39,933
Deferred revenue, long-term	5,882	4,273
Borrowings, long-term	—	1,833
Other long-term liabilities	1,239	165

Total liabilities	44,180	46,204
Commitments
Convertible Preferred Stock	—	53,013

Stockholders equity (deficit)	123,125	(49,399)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$167,305	$49,818

Vocera Communications, Inc.

Reconciliation of GAAP to Non-GAAP

(In thousands, except per share data, unaudited)

	Three months ended December 31,
	2012			2011
	Net income (loss)	Diluted shares	Earnings (loss) per share - diluted	Net income (loss)	Diluted shares	Earnings (loss) per share - diluted
GAAP	$811	26,136	$0.03	$(237)	3,620	$(0.07)
Non-GAAP Adjustments:
Add dilutive shares for EPS (d)					2,396
Add preferred shares conversion (e)		—			12,916
Stock compensation adjustment (a)
Gross Margin	166			7
Operating Expenses	1,394			428
Intangible amortization (b)
Gross Margin	96			106
Operating Expenses	122			145
Change in fair value of warrant and option liabilities (c)	—			102

Total adjustments	1,778	—	0.07	788	15,312	0.10
Non-GAAP	$2,589	26,136	$0.10	$551	18,932	$0.03

(a)	This adjustment reflects the accounting impact of non-cash stock-based compensation expense
(b)	This adjustment reflects the accounting impact of acquisitions in 2010 in non-cash expenses.
(c)	This adjustment reflects the accounting impact of revaluing preferred stock warrants and the option liability in non-cash expense.
(d)	Dilutive shares added to reflect change to share count calculation from loss to profit, i.e., from “basic” to “fully diluted” weighted average shares.
(e)	Preferred shares as if converted and outstanding for the full quarter.

Vocera Communications, Inc.

Reconciliation of GAAP to Non-GAAP

(In thousands, except per share data, unaudited)

	Fiscal year ended December 31,
	2012			2011
	Net income (loss)	Diluted shares	Earnings (loss) per share - diluted	Net income (loss)	Diluted shares	Earnings (loss) per share - diluted
GAAP	$2,893	20,608	$0.08	$(2,479)	3,370	$(0.74)
Non-GAAP Adjustments:
Add dilutive shares for EPS (e)					2,122
Add preferred shares conversion (f)		3,252			12,916
Add IPO shares (g)		1,257			—
Stock compensation adjustment (a)
Gross Margin	421			30
Operating Expenses	3,811			1,428
Intangible amortization (b)
Gross Margin	386			424
Operating Expenses	487			582
Change in fair value of warrant and option liabilities (c)	1,631			1,431

Total adjustments	6,736	4,509	0.30	3,895	15,038	0.82
Non-GAAP (d)	$9,629	25,117	$0.38	$1,416	18,408	$0.08

(a)	This adjustment reflects the accounting impact of non-cash stock-based compensation expense
(b)	This adjustment reflects the accounting impact of acquisitions in 2010 in non-cash expenses.
(c)	This adjustment reflects the accounting impact of revaluing preferred stock warrants and the option liability in non-cash expense.
(d)	Non-GAAP earnings are not reserved for payment to preferred shareholders, allowing EPS to be calculated as earnings divided by diluted shares.
(e)	Dilutive shares added to reflect change to share count calculation from loss to profit, i.e., from “basic” to “fully diluted” weighted average shares.
(f)	Preferred shares as if converted and outstanding for the full year.
(g)	Initial public offering shares issued April 2012, as if they had been outstanding for the full year.

Vocera Communications, Inc.

Non-GAAP income adjusting items

(In thousands, unaudited)

	Three months ended December 31,
	2012				2011
	Stock based compensation	Intangible amortization	Change in fair value of warrant and option liabilities	Total adjustments	Stock based compensation	Intangible amortization	Change in fair value of warrant and option liabilities	Total adjustments
Gross margin:
Product	$73	$96		$169	$7	$106	—	$113
Services	93	—		93	—	—		—
Operating expenses:
Research and development	164	—		164	54	—		54
Sales and marketing	540	110		650	98	141		239
General and administrative	690	12		702	276	4	36	316
Other (income) expense			$—	—			$66	66

Non-GAAP income adjustments	$1,560	$218	$—	$1,778	$435	$251	$102	$788

Vocera Communications, Inc.

Non-GAAP income adjusting items

(In thousands, unaudited)

	Fiscal year ended December 31,
	2012				2011
	Stock based compensation	Intangible amortization	Change in fair value of warrant and option liabilities	Total adjustments	Stock based compensation	Intangible amortization	Change in fair value of warrant and option liabilities	Total adjustments
Gross margin:
Product	$141	$386		$527	$30	$424		$454
Services	280	—		280	—	—		—
Operating expenses:
Research and development	449	—		449	121	—		121
Sales and marketing	1,262	441		1,703	285	569		854
General and administrative	2,100	46		2,146	1,022	13	450	1,485
Other (income) expense			$1,631	1,631			$981	981

Non-GAAP income adjustments	$4,232	$873	$1,631	$6,736	$1,458	$1,006	$1,431	$3,895

Vocera Communications, Inc.

Adjusted EBITDA

	Three months ended December 31		Fiscal year ended December 31
(in thousands)	2012	2011	2012	2011
GAAP net income (loss)	$811	$(237)	$2,893	$(2,479)
Add back:
Stock compensation expense	1,560	435	4,232	1,458
Change in fair value of warrant and option liabilities	—	102	1,631	1,431
Interest (income) expense, net	(75)	94	(87)	315
Depreciation and Amortization	684	734	2,615	2,010
Income tax expense	207	54	627	285

Non-GAAP adjusted EBITDA	$3,187	$1,182	$11,911	$3,020